Exhibit 99.1

Press Release dated May 16, 2013

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	gayle.kantro@am.jll.com

Jones Lang LaSalle Appoints Christie Kelly Chief Financial Officer

Will provide global leadership to drive firm’s growth strategy

CHICAGO, May 16, 2013 — Jones Lang LaSalle (NYSE: JLL) has named Christie B. Kelly Chief Financial Officer, effective July 1, 2013. In this role, she will provide leadership to drive growth, oversee financial and business planning activities, and direct investor and banking relations. She will report to Colin Dyer, President and Chief Executive Officer, and join the firm’s Global Executive Committee. She replaces Lauralee Martin, who has maintained the CFO role since becoming the Chief Executive Officer for our Americas business in January.

Kelly has had extensive global experience in business and financial leadership positions with public companies. Most recently, she served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE), where she played a critical role in maintaining the company’s strong financial position through the transformation during the recession and recovery. She previously held the position of Senior Vice President of the Global Real Estate Group at Lehman Brothers. Before that, Kelly spent 20 years at General Electric Company (NYSE: GE) in operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and risk management.

“Jones Lang LaSalle prides itself on the quality of its governance and its integrity, and Christie is committed to the same high standards,” said Colin Dyer. “Her financial and operational skills, public company expertise and international experience will help drive the profitable growth that benefits our clients, people and shareholders. We all greatly look forward to working with Christie.”

Kelly earned a B.A. in Economics from Bucknell University. She is a member of the Board of Directors at Butler University Business School, National Bank of Indianapolis and Kite Realty; the Inclusion and Diversity Committee of Finance Executives International and Park Tudor School Trust. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

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“My career in the real estate industry has made me very familiar with Jones Lang LaSalle’s professionalism, financial strength and global reach,” said Kelly. “I look forward to working with my new colleagues within the collaborative culture at JLL to drive superior performance and growth.”

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. With annual revenue of $3.9 billion, Jones Lang LaSalle operates in 70 countries from more than 1,000 locations worldwide. On behalf of its clients, the firm provides management and real estate outsourcing services to a property portfolio of 2.6 billion square feet and completed $63 billion in sales, acquisitions and finance transactions in 2012. Its investment management business, LaSalle Investment Management, has $47.7 billion of real estate assets under management. For further information, visit www.jll.com.

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